Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 25, 2013, in this Registration Statement (Form S-6 No. 333-190070) of Smart Trust, Morningstar Dividend Yield Focus Trust, Series 3.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

September 25, 2013